UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2016

ConforMIS, Inc.
(Exact Name of Company as Specified in Charter)

Delaware	001-37474	56-2463152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Crosby Drive
Bedford, MA 01730
(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 345-9001

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 19, 2016, ConforMIS, Inc. (the “Company”) entered into a Lease (the “Lease”) with Technology Park X Limited Partnership, a Massachusetts limited partnership (the “Landlord”), for 45,043 square feet of office space in Billerica, Massachusetts. The term of the Lease commences on April 1, 2017 and expires on October 1, 2025, subject to extension or earlier termination as provided in the Lease. The Billerica property will serve as the Company’s corporate headquarters beginning in April 2017, which is the expiration date of the lease to the office space in Bedford, Massachusetts that currently serves as the Company’s corporate headquarters.

The Company will pay no monthly rent for the first six months of the lease and approximately $76,949 per month for the following six months. After April 1, 2018, the Company’s monthly rent payments will increase annually by $0.50 per square foot. The Company also will be obligated to pay its pro rata share of certain operating costs, including real estate taxes, under the Lease. In addition, the Company will post a customary letter of credit in the amount of approximately $462,000 as a security deposit pursuant to the Lease, subject to three bi-annual reductions of $100,000 each beginning on the first day of the 37th month after the Lease commences. Upon an event of default (as defined in the Lease), the Landlord may terminate the Lease and require the Company to pay the present value of the remaining rent that would have been payable during the remainder of the term of the Lease. The Lease also contains other customary default provisions, representations, warranties, and covenants.
The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to such agreement, which the Company intends to file as an exhibit to its next periodic report filed under the Securities Exchange Act of 1934, as amended.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 above relating to the Lease is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONFORMIS, INC.

Date: September 23, 2016	By:	/s/ Paul Weiner
Paul Weiner
Chief Financial Officer